UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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STRATTEC SECURITY CORPORATION

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STRATTEC SECURITY CORPORATION
3333 WEST GOOD HOPE ROAD
MILWAUKEE, WISCONSIN 53209

Notice of Annual Meeting of Shareholders
to be held on October 11, 2011

The Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Corporation” or “STRATTEC”), will be held at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, on Tuesday, October 11, 2011, at 8:00 a.m. local time, for the following purposes:

1. To elect two directors to serve for a three-year term.

2. To approve a non-binding advisory proposal on executive compensation.

3. To approve a non-binding advisory proposal on the frequency of future advisory votes on executive compensation.

4. To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their Annual Meeting.

By order of the Board of Directors

PATRICK J. HANSEN,
Secretary

Milwaukee, Wisconsin
September 8, 2011

Shareholders of record at the close of business on August 23, 2011 are entitled to vote at the meeting. Your vote is important to ensure that a majority of our stock is represented. Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.

ii

STRATTEC SECURITY CORPORATION
3333 WEST GOOD HOPE ROAD
MILWAUKEE, WISCONSIN 53209

Proxy Statement for the 2011 Annual Meeting of Shareholders
to be Held on October 11, 2011

Important Notice Regarding the Availability of Proxy Materials for the
2011 Annual Meeting of Shareholders to be held on October 11, 2011:
This Proxy Statement and the Accompanying Annual Report
are Available at www.strattec.com

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of STRATTEC SECURITY CORPORATION of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of STRATTEC to be held at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, on Tuesday, October 11, 2011, at 8:00 a.m., local time, and any adjournments thereof. Only shareholders of record at the close of business on August 23, 2011 will be entitled to notice of and to vote at the meeting. There will be no presentation regarding our operations at the Annual Meeting of Shareholders. The only matters to be discussed are the matters set forth in this Proxy Statement for the 2011 Annual Meeting of Shareholders and such other matters as are properly raised at the Annual Meeting.

Our principal executive offices are located at 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. It is expected that our Annual Report to Shareholders, this Proxy Statement and the accompanying form of Proxy will be mailed, furnished or otherwise made available to shareholders on or about September 8, 2011.

GENERAL INFORMATION

Proxies and Voting Procedures

The shares represented by each valid proxy received in time will be voted at the Annual Meeting and, if a choice is specified in the proxy, it will be voted in accordance with that specification. If you submit a proxy without providing voting instructions, the shares represented by that proxy will be voted “For”:

•	election to the Board of Directors of the two nominees named on the accompanying proxy;

•	approval of the non-binding advisory proposal on executive compensation; and

•	approval of every 2 years for the non-binding advisory vote on the frequency of future advisory votes on executive compensation.

If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this Proxy Statement, we do not know of any other matters that are to be presented at the Annual Meeting other than the election of the directors, the non-binding advisory proposal on executive compensation and the non-binding advisory proposal on the frequency of future advisory votes on executive compensation.

Shareholders may revoke proxies at any time to the extent they have not been exercised by giving us written notice or by a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy. The cost of solicitation of proxies will be borne by STRATTEC. Solicitation will be made primarily by use of the mail; however, some solicitation may be made by our employees, without payment of any additional compensation, by telephone, by facsimile, by email or in person.

Shareholders Entitled to Vote

Only shareholders of record at the close of business on August 23, 2011 will be entitled to notice of and to vote at the Annual Meeting. On the record date, we had outstanding 3,348,560 shares of our common stock, $0.01 par value per share (the “Common Stock”), entitled to one vote per share.

Quorum; Required Vote

A majority of the votes entitled to be cast at the Annual Meeting, represented either in person or by proxy, shall constitute a quorum with respect to the meeting. The vote required for approval of the matters specified in the Notice of the Annual Meeting is as follows:

•	A plurality of votes cast is required for the election of directors. This means that the two director nominees with the most votes will be elected.

•	Approval of the non-binding advisory proposal on executive compensation requires the number of votes cast, in person or by proxy, and entitled to vote thereon, in favor of this proposal to exceed the number of votes cast, in person or by proxy, and entitled to vote thereon, against this proposal.

•	A plurality of votes cast is required for the non-binding advisory vote on the frequency of future advisory votes on executive compensation. This means that whichever of 1 year, 2 years or 3 years receives the most votes will be approved.

•	Approval of any other matter that may properly be presented at the Annual Meeting will require the number of votes, in person or by proxy, and entitled to vote thereon, in favor of such matter to exceed the number of votes cast, in person or by proxy, and entitled to vote thereon, against such matter.

Abstentions and broker nonvotes (i.e., shares held by brokers in “street name,” voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement but will not count toward the determination of whether such matters are approved or the directors are elected. The Inspector of Election appointed by our Board of Directors will count the votes and ballots.

PROPOSAL 1:

ELECTION OF DIRECTORS

It is intended that shares represented by proxies in the accompanying form will be voted for the election of the nominees in the following table to serve as directors. Our Board of Directors is divided into three classes, with the term of office of each class ending in successive years. Two directors are to be elected at the Annual Meeting to serve for a term of three years expiring in 2014 and three directors will continue to serve for the terms designated in the table shown below. As indicated below, the individuals nominated by our Board of Directors are each an incumbent director. The table below also provides brief biographies of each of our incumbent directors. We anticipate that the nominees listed in this Proxy Statement will be candidates when the election is held. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, proxies will be voted for a substitute nominee selected by the proxy holders (except where a proxy withholds authority with respect to the election of directors).

Director Qualifications

The following table provides information as of the date of this Proxy Statement about each nominee for election to our Board of Directors at the Annual Meeting and about each of our incumbent directors who are continuing as directors of STRATTEC after the Annual Meeting. The information presented includes information each nominee or director has given us about his age, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that the Committee considers important for our business. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our

Nominating and Corporate Governance Committee to the conclusion that the nominee should serve as a director, our Nominating and Corporate Governance Committee also considered the qualifications and criteria described below under “Corporate Governance Matters — Director Nominations” with the objective of creating a complementary mix of directors.

Board of Directors Recommendation

The Board of Directors recommends that shareholders vote FOR the election of Michael J. Koss and David R. Zimmer as directors of STRATTEC.

		Director
Name, Principal Occupation for Past Five Years and Directorships	Age	Since

Nominees for election at the Annual Meeting (Class of 2014):
MICHAEL J. KOSS	57	1995
President and Chief Executive Officer of Koss Corporation (a manufacturer and marketer of high fidelity stereophones for the international consumer electronics market) since 1989. Director of Koss Corporation.
Mr. Koss is a sitting chief executive officer of a public company. His experience includes strategic planning, financial oversight, compensation and organizational development. Moreover, his career includes extensive experience in the electronics industry, international business and highly engineered products. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.
On December 18, 2009, Koss Corporation (Koss) learned of certain unauthorized transactions made by Sujata Sachdeva, its former Vice President of Finance and Principal Accounting Officer. Koss subsequently learned that Ms. Sachdeva colluded with two other employees of the accounting department in the misappropriation and circumvention of Koss’ existing internal controls and established operating procedures. Ms. Sachdeva and these other former employees were terminated shortly after Koss learned of the unauthorized transactions. On January 20, 2010, Ms. Sachdeva was indicted in connection with these misappropriations from Koss. The following legal proceedings are on-going as a result of these unauthorized transactions:

Director
Name, Principal Occupation for Past Five Years and Directorships	Age	Since

•   On January 15, 2010, a class action complaint was filed in federal court in Wisconsin against Koss, Michael Koss and Sujata Sachdeva. The suit alleges violations of Section 10(b), Rule 10b-5 and Section 20(a) of the Securities Exchange Act of 1934, as amended, relating to the unauthorized transactions and requests an award of compensatory damages in an amount to be proven at trial. An amended complaint was filed on September 10, 2010 adding Grant Thornton LLP as a defendant. Koss and Grant Thornton filed separate motions to dismiss the claims. On July 28, 2011, the court issued an order that dismissed the Section 10(b) and Rule 10b-5 claims against Michael Koss and the claim against Grant Thornton, and ruled that the Section 10(b) and Rule 10b-5 claim against Koss and the Section 20(a) claim against Michael Koss survive the motion to dismiss. See David A. Puskala v. Koss Corporation, et al., United States District Court, Eastern District of Wisconsin, Case No. 2:2010cv00041.

•   On January 26, 2010, the Securities and Exchange Commission’s Division of Enforcement advised Koss that it obtained a formal order of investigation in connection with the unauthorized transactions. Koss voluntarily brought the unauthorized transactions to the staff’s attention when they were discovered in December 2009, and is cooperating with the ongoing investigation.

•   On February 16 and 18, 2010, separate shareholder derivative suits were filed in Milwaukee County Circuit Court in connection with the previously disclosed unauthorized transactions. The first suit names as defendants Michael Koss, John Koss Sr., the other Koss directors, Sujata Sachdeva, Grant Thornton, LLP, and Koss (as a nominal defendant); the second suit names the same parties except Grant Thornton, LLP. Among other things, both suits allege various breaches of fiduciary and other duties, and seek recovery of unspecified damages and other relief. See Ruiz v. Koss, et al., Circuit Court, Milwaukee County, Wisconsin, No. 10CV002422 (February 16, 2010) and Mentkowski v. Koss, et al., Circuit Court, Milwaukee County, Wisconsin, No. 10CV002290 (February 18, 2010). These two shareholder derivative suits have been consolidated under Master File No. 10CV002422. On or around June 7, 2011, counsel for the plaintiffs Mentkowski and Ruiz, Koss (as nominal defendant) and the Koss director defendants executed a Stipulation of Settlement, which was filed with the Circuit Court. On or around June 24, 2011, the Circuit Court preliminarily approved the proposed settlement of the claims alleged against the Koss director defendants. At a hearing held on August 26, 2011, the Circuit Court granted the motion for final approval of the settlement of the claims alleged by plaintiffs against the Koss director defendants.

		Director
Name, Principal Occupation for Past Five Years and Directorships	Age	Since

DAVID R. ZIMMER	65	2006
Managing partner and co-founder of Stonebridge Equity LLC (d/b/a Stonebridge Business Partners, a provider of consulting services primarily to automotive-related manufacturing businesses seeking to develop and complement growth plans, strategic partnerships with foreign companies and merger and acquisition strategies), since 2004. Director and chairman of the Audit Committee and a member of the Nominating and Corporate Governance and Compensation Committees of Twin Disc Inc. and a director of Detrex Corporation.
Mr. Zimmer is a former chief executive officer of a public company and a chief financial officer of a subsidiary of a public company. His skill sets include strategic planning, financial oversight, compensation matters and organizational development. His career includes working several years in the automotive industry, international business in complex manufacturing related industries, as well as mergers and acquisitions. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.
Incumbent Directors (Class of 2012):
HAROLD M. STRATTON II	63	1994
Chairman and Chief Executive Officer of STRATTEC since February 1999. President of STRATTEC from October 2004 to December 31, 2009. President and Chief Executive Officer of STRATTEC from February 1995 to February 1999. Director and a member of the Audit Committee of Twin Disc Inc. and a member of the Board of Managers of Smith Investment Company LLC. Mr. Stratton has gained extensive experience and skills through his activities as an executive of STRATTEC and its predecessor for a period of over 25 years, including strategic planning, operations, corporate communication and sales and marketing, and has obtained a deep knowledge and understanding of our business, industry and strategies, all of which led to the conclusion that he should serve as a director of STRATTEC.

		Director
Name, Principal Occupation for Past Five Years and Directorships	Age	Since

ROBERT FEITLER	80	1995
Chairman of the Executive Committee of the Board of Directors of Weyco Group, Inc. (a designer, purchaser and distributor of men’s footwear) since April 1996. Director and chairman of the Compensation Committee and a member of the Audit Committee of Weyco Group, Inc.
Mr. Feitler is a former chief operating officer and chief financial officer of a public company. His skill sets include strategic planning, financial oversight, compensation matters and organizational development. His career in the consumer goods industry has exposed him to manufacturing, marketing and engineering solutions on a global basis. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.
Incumbent Director (Class of 2013):
FRANK J. KREJCI	61	1995
President and Chief Operating Officer of STRATTEC since January 1, 2010. President of Wisconsin Furniture, LLC (d/b/a The Custom Shoppe, a manufacturer of custom furniture), from June 1996 until December 31, 2009.
Mr. Krejci is a sitting chief operating officer of a public company. His experience includes strategic planning, financial oversight, compensation matters, organizational development, mergers and acquisitions and manufacturing and engineering in related industries. This business experience led to the conclusion that he should serve as a director of STRATTEC.

DIRECTORS’ MEETINGS AND COMMITTEES

Our Board of Directors held five meetings in fiscal 2011, and all of our nominee and incumbent directors attended 100% of the meetings of our Board of Directors and the committees of the Board on which they served.

Executive sessions, or meetings of outside (non-management) directors without management present, are held regularly for a general discussion of relevant subjects. In fiscal 2011, the outside directors met in executive session four times.

The committees of our Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The chart below identifies the members of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each committee during fiscal 2011:

Nominating and Corporate
	Audit		Compensation		Governance

Number of Meetings	2		3		1
Name of Director:
Robert Feitler	X		X		X *
Michael J. Koss	X		X	*	X
David R. Zimmer	X	*	X		X

X	= committee member; * = committee chairman

Audit Committee

The Audit Committee is responsible for assisting our Board of Directors with oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent auditor’s qualifications and independence; and (4) the performance of our internal accounting function and independent auditors. Our Audit Committee has the direct authority and responsibility to appoint, compensate, oversee and retain the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. We have placed a current copy of the Charter of the Audit Committee on our web site located at www.strattec.com.

Compensation Committee

The Compensation Committee, in addition to such other duties as may be specified by our Board of Directors: (1) oversees and reviews the compensation and benefits of our executive officers (including determining the compensation of our Chief Executive Officer); (2) makes appropriate recommendations to our Board of Directors with respect to our incentive compensation plans and equity-based plans; (3) administers our incentive compensation plans and equity-based plans in accordance with the responsibilities assigned to the Committee under any and all such plans, including under our Economic Value Added Plan for Executive Officers and Senior Managers and our Amended and Restated Stock Incentive Plan; and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors. We have placed a current copy of the Charter of the Compensation Committee on our web site located at www.strattec.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting our Board of Directors by: (1) identifying individuals qualified to become members of our Board of Directors and its committees; (2) recommending guidelines and criteria to the Board of Directors to determine the qualifications of potential directors; (3) making recommendations to the Board of Directors concerning the size and composition of the Board and its committees; (4) recommending to our Board of Directors nominees for election to the Board at the annual meeting of shareholders; (5) developing and recommending to our Board of Directors a set of corporate governance principles applicable to our business; and (6) assisting our Board of Directors in assessing director performance and the effectiveness of the Board of Directors. We have placed a current copy of the Charter of the Nominating and Corporate Governance Committee on our web site located at www.strattec.com.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors has reviewed the independence of our continuing directors and the nominees for election to the Board at the 2011 Annual Meeting of Shareholders under the applicable standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors is independent under the NASDAQ listing standards:

(1) Robert Feitler                 (3) David R. Zimmer

(2) Michael J. Koss

Based on such standards, Harold M. Stratton II and Frank J. Krejci are the only directors who are not independent because Mr. Stratton is our Chief Executive Officer and Mr. Krejci is our President and Chief Operating Officer.

Board Leadership Structure

We currently have the same person serving as our Chief Executive Officer and as Chairman of our Board of Directors. Harold M. Stratton II has served as our Chief Executive Officer and Chairman of the Board since February 1999. We do not currently have a lead independent director. Although our Board of Directors does not have a formal policy with respect to its leadership structure, we believe that currently combining the positions of Chief Executive Officer and Chairman serves as an effective link between management’s role of identifying, assessing and managing risks and the Board of Directors’ role of risk oversight. Mr. Stratton possesses in-depth knowledge of the issues, opportunities and challenges we face, and is thus best positioned to develop agendas and highlight issues that ensure that the Board of Directors’ time and attention are focused on the most critical matters. In addition, our Board of Directors has determined that this leadership structure is optimal because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, and business partners, particularly during times of turbulent economic and industry conditions. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, separation of these offices would serve our best interests and the best interests of our shareholders.

The Board’s Role in Risk Oversight

The role of our Board of Directors in STRATTEC’s risk oversight process includes receiving reports from members of our senior management on areas of material risk to STRATTEC, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board has authorized the Audit Committee to oversee and periodically review STRATTEC’s enterprise risk assessment and enterprise risk management policies.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous fiscal year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

We do not have a formal policy for the consideration of diversity by the Nominating and Corporate Governance Committee in identifying nominees for director. Diversity is one of the factors the Nominating and Corporate Governance Committee may consider and in this respect diversity may include race, gender, national origin or other characteristics.

Communications between Shareholders and the Board of Directors

Our shareholders may communicate with the Board or any individual director by directing such communication to our Secretary at the address of our corporate headquarters, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. Each such communication should indicate that the sender is a shareholder of STRATTEC and that the sender is directing the communication to one or more individual directors or to the Board as a whole.

All communications will be compiled by our Secretary and submitted to the Board of Directors or the individual directors on a monthly basis unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to STRATTEC or our business or communications that relate to improper or irrelevant topics. Our Secretary may also attempt to handle a communication directly where appropriate, such as where the communication is a request for information about STRATTEC or where it is a stock-related matter.

Attendance of Directors at Annual Meetings of Shareholders

We expect that all of our directors and nominees for election as directors at our annual meeting of shareholders will attend the annual meeting. All of our directors attended the Annual Meeting of Shareholders held on October 5, 2010.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and to our non-employee or outside directors. A copy of the Code of Business Ethics is available on our corporate web site which is located at www.strattec.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our corporate web site.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable standards of the NASDAQ Stock Market and the Securities and Exchange Commission (the “Commission”).

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended July 3, 2011 with our management and with our independent auditors;

•	discussed with our independent auditors the matters required to be discussed by SAS 61, “Communications with Audit Committees,” as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received and discussed with our independent auditors the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence.

Based on such review and discussions with management and with the independent auditors, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2011, for filing with the Commission.

AUDIT COMMITTEE:

David R. Zimmer — Chairman
Robert Feitler
Michael J. Koss

Information Regarding Change of Auditors

On February 23, 2010, STRATTEC dismissed Grant Thornton LLP as its independent public accountants and appointed Deloitte & Touche LLP as its new independent public accountants. The decision to dismiss Grant Thornton LLP and to retain Deloitte & Touche LLP was approved by our Audit Committee on February 23, 2010.

Grant Thornton’s reports on our consolidated financial statements for each of the fiscal years ended June 28, 2009 and June 29, 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principals.

During our fiscal years ended June 28, 2009 and June 29, 2008 and through February 23, 2010, there were no disagreements with Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to Grant Thornton LLP’s satisfaction would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events, as listed in 304(a)(i)(v) of Commission Regulation S-K.

During our fiscal years ended June 28, 2009 and June 29, 2008 and through February 23, 2010, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Commission Regulation S-K.

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered by our independent auditors, Deloitte & Touche LLP and Grant Thornton LLP, during fiscal 2011 and 2010:

		Fiscal Year Ending June 27, 2010
	Fiscal Year Ending	Deloitte &	Grant Thornton
Service Type	July 3, 2011	Touche LLP	LLP

Audit Fees(1)	$214,000	$210,000	$21,000
Audit-Related Fees	—	—	—
Tax Fees(2)	210,000	191,000	—
All Other Fees	—	—	—

Total Fees Billed	$424,000	$401,000	$21,000

(1)	Includes fees for professional services rendered in connection with the audit of our financial statements for the fiscal years ended July 3, 2011 and June 27, 2010; the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; and statutory and regulatory agency audits during those fiscal years.

(2)	Includes U.S. and international tax advice and compliance services paid to Deloitte & Touche LLP.

The Audit Committee of our Board of Directors considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Deloitte & Touche LLP and, formerly, Grant Thornton LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent auditors. The Audit Committee has delegated certain of its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

Since the effective date of the Commission rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of our independent auditors to perform non-audit services has been approved in advance by our Audit Committee or the Chairman of our Audit Committee pursuant to the foregoing procedures.

Fiscal 2012 Independent Registered Public Accounting Firm

Our Board of Directors, upon recommendation of our Audit Committee, will select our independent registered public accounting firm for the 2012 fiscal year. It is expected that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

Audit Committee Financial Expert

Our Board of Directors has determined that at least one of the members of our Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the Commission. David Zimmer, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” based on his work experience and education.

EXECUTIVE OFFICERS

The following table provides information as of the date of this Proxy Statement about each of our current executive officers who are not nominees for election to, or continuing members of, our Board of Directors at the Annual Meeting. The information presented includes information each executive officer has given us about his or her age and his or her principal occupation and business experience for the past five years:

Name	Age	Current Position	Other Positions

Patrick J. Hansen	52	Senior Vice President since October 2005; Chief Financial Officer, Treasurer and Secretary since February 1999.	Vice President of STRATTEC from February 1999 to October 2005; Corporate Controller of STRATTEC from February 1995 to February 1999.
Kathryn E. Scherbarth	55	Vice President — Milwaukee Operations since May 2003.	Plant Manager of STRATTEC from February 1996 to May 2003.
Rolando J. Guillot	43	Vice President — Mexican Operations since September 2004.	General Manager — Mexican Operations of STRATTEC from September 2003 to September 2004. Plant Manager of STRATTEC de Mexico S.A. de C.V. from January 2002 to September 2003. Mr. Guillot served in various management positions for STRATTEC de Mexico S.A. de C.V. from September 1996 to January 2002.
Dennis A. Kazmierski	59	Vice President — Marketing and Sales since March 1, 2005	Vice President — Engineered Systems Group Business Unit for Metalforming Technologies Inc. from January 1999 to February 28, 2005.

Name	Age	Current Position	Other Positions

Brian J. Reetz	53	Vice President — Security Products since October 1, 2008	Vice President Engineering, Product Development & Management of STRATTEC from January 2007 until October 2008; Executive Engineer of STRATTEC from August 2004 until January 2007.
Richard P. Messina	45	Vice President — Access Control Products since December 1, 2008	Chief Engineer-Power Closures Engineering for North America and Asia for Delphi Corporation from 2006 until November 2008; Engineering group manager for Delphi Corporation from 2001 until 2006.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of August 23, 2011 by (1) each director and named executive officer (as defined below), (2) all directors and executive officers as a group, and (3) each person or other entity known by us to beneficially own more than 5% of our outstanding common stock.

The following table is based on information supplied to us by the directors, officers and shareholders described above. We have determined beneficial ownership in accordance with the rules of the Commission. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of August 23, 2011 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 3,348,560 shares outstanding as of August 23, 2011.

			Nature of Beneficial Ownership
	Total Number		Sole	Sole	Shared	Shared	Sole
	Of Shares		Voting and	Voting or	Voting and	Voting or	Voting
Name and Address of Beneficial	Beneficially	Percent of	Investment	Investment	Investment	Investment	Power
Owner(1)	Owned(2)	Class	Power	Power	Power	Power	Only(3)

Principal Shareholders:
GAMCO Investors, Inc.(4)	591,349	17.7%	576,349	591,349	—	—	—
T. Rowe Price Associates, Inc.(5)	530,000	15.8%	505,600	530,000	—	—	—
FMR LLC(6)	416,817	12.4%	80,510	416,817	—	—	—
PRIMECAP Management Company(7)	348,061	10.4%	129,461	348,061	—	—	—
Vanguard Horizon Funds(8)	214,000	6.4%	—	214,000	—	—	—
Dimensional Fund Advisors LP(9)	194,159	5.8%	191,638	194,159	—	—	—
Directors and Executive Officers:
Robert Feitler	16,200	*	15,000	—	—	—	1,200
Michael J. Koss	2,200	*	1,000	—	—	—	1,200
David R. Zimmer	1,500	*	300	—	—	—	1,200
Harold M. Stratton II(10)	67,634	2.0%	24,504	—	32,730	—	5,000
Frank J. Krejci	6,440	*	440	—	—	—	3,000
Patrick J. Hansen	8,100	*	2,100	—	—	—	3,000
Dennis A. Kazmierski	20,100	*	900	—	—	—	2,000
Rolando J. Guillot	8,600	*	2,100	—	—	—	2,000
All directors and executive officers as a group (11 persons)	150,388	4.4%	47,818	—	32,730	—	24,600

*	Less than 1%.

(1)	Unless otherwise indicated in the other footnotes, the address for each person listed is 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

(2)	Includes the rights of the following persons to acquire shares of common stock pursuant to the exercise of currently vested stock options or pursuant to stock options exercisable within 60 days of August 23, 2011: Mr. Stratton — 5,400 shares; Mr. Krejci — 3,000 shares; Mr. Hansen — 3,000 shares; Mr. Kazmierski — 17,200 shares; Mr. Guillot — 4,500 shares; and all directors and executive officers as a group — 44,200 shares.

(3)	All shares listed are unvested restricted stock issued under our Amended and Restated Stock Incentive Plan.

(4)	Mario J. Gabelli and on behalf of certain entities which he directly or indirectly controls or for which he acts as Chief Investment Officer, including the following: GAMCO Asset Management, Inc., Gabelli Funds, LLC and Teton Advisors, Inc. (collectively “GAMCO”), One Corporate Center, Rye, New York 10580, filed a Schedule 13D dated March 27, 2009, as amended most recently by a Schedule 13D/A dated March 24, 2011, reporting that as of March 24, 2011 GAMCO beneficially owned 591,349 shares of Common Stock with sole voting power over 576,349 shares and sole investment power over all such shares.

(5)	T. Rowe Price Associates, Inc. and on behalf of T. Rowe Price Small-Cap Stock Fund, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe Price”), 100 East Pratt Street, Baltimore, Maryland 21202, filed a Schedule 13G dated February 9, 2000, as amended most recently by a Schedule 13G/A dated February 14, 2011, reporting that as of December 31, 2010 T. Rowe Price was the beneficial owner of 530,000 shares of Common Stock. The shares of Common Stock beneficially owned by T. Rowe Price include 505,600 shares as to which T. Rowe Price has sole voting power and 530,000 shares as to which T. Rowe Price has sole investment power.

(6)	FMR LLC or its predecessor FMR Corp. (“FMR”), 82 Devonshire Street, Boston, Massachusetts 02109, filed a Schedule 13G dated February 12, 1999, as amended most recently by a Schedule 13G/A dated February 11, 2011, reporting that as of December 31, 2010 it was the beneficial owner of 416,817 shares of Common Stock. The shares of Common Stock beneficially owned by FMR include 416,817 shares as to which FMR has sole investment power and 80,510 shares as to which FMR has sole voting power. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 336,307 shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. Fidelity’s ownership of an investment company, the Fidelity Low Priced Stock Fund, comprised all 336,307 of the shares. Pyramis Global Advisers, LLC, an indirect wholly-owned subsidiary of FMR and a registered investment adviser beneficially owned 80,510 of the shares. Edward C. Johnson, the Chairman of FMR, and members of his family have the power to direct the disposition of the shares deemed owned by Fidelity.

(7)	PRIMECAP Management Company (“PRIMECAP”), 225 South Lake Avenue, Suite 400, Pasadena, California 91101-3005, filed a Schedule 13G dated June 17, 1999, as amended most recently by a Schedule 13G/A dated February 4, 2011, reporting that as of December 31, 2010 it was the beneficial owner of 348,061 shares of Common Stock. The shares of Common Stock beneficially owned by PRIMECAP include 129,461 shares as to which PRIMECAP has sole voting power and 348,061 shares as to which PRIMECAP has sole investment power.

(8)	Vanguard Horizon Funds, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, filed a Schedule 13G dated February 13, 2002, as amended most recently by a Schedule 13G/A dated February 9, 2011, reporting that as of December 31, 2010 it was the beneficial owner of 214,000 shares of Common Stock, with sole voting power as to all such shares.

(9)	Dimensional Fund Advisors LP (“Dimensional”), Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, filed a Schedule 13G dated February 9, 2009, as amended most recently by a Schedule 13G/A dated February 11, 2011, reporting that as of December 31, 2010 it was the beneficial owner of 194,159 shares of Common Stock as a result of acting as an investment adviser to various investment companies, commingled group trusts and separate accounts. The shares of Common Stock beneficially owned by Dimensional include 191,638 shares as to which Dimensional has sole voting power and 194,159 shares as to which Dimensional has sole investment power.

(10)	Includes 29,504 shares owned directly by Mr. Stratton, 11,541 shares held in trusts as to which Mr. Stratton is co-trustee and/or beneficiary, 169 shares owned by Mr. Stratton’s spouse, 20,060 shares owned jointly by Mr. Stratton and his spouse, 938 shares as to which Mr. Stratton is custodian on behalf of his children and 22 shares held in the STRATTEC Employee Savings and Investment Plan Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our equity securities on Form 4 or 5. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the Commission pursuant to Section 16(a). Based solely upon a review of such forms actually furnished to us, and written representations of certain of our directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% shareholders have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act during Fiscal 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis addresses our compensation philosophy, objectives, process and actions specific to fiscal 2011, and the first part of fiscal 2012 prior to the date of this Proxy Statement, for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers based on their total compensation in fiscal 2011. Throughout this proxy statement, we refer to these five executive officers as our “named executive officers.” Responsibility for establishing, implementing and monitoring the total compensation of our executive officers rests with the Compensation Committee of our Board of Directors.

Our Compensation Philosophy

We believe it is important to provide compensation that at a minimum reflects base levels which are competitive with executive officers in other industrial public companies of similar structure and size. We further believe that it is appropriate and desirable to have meaningful incentive plans for our executive officers to help attract and retain high performing individuals and drive positive economic performance and enhanced shareholder value. Further, these performance based incentive plans should provide opportunities for our executive officers to significantly augment their base compensation on a short term and long term basis. This philosophy is the foundation for the following objectives.

Our Compensation Objectives

The objectives of the Compensation Committee in establishing compensation arrangements for our executive officers are to:

•	Attract and retain qualified executive managers with a straightforward, understandable compensation program;

•	Provide strong financial incentives, at reasonable cost, for positive financial performance and enhanced value of our shareholders’ investment; and

•	Utilize “at risk” cash bonus plans to recognize positive short-term performance and equity based plans that support the long-term needs and goals of STRATTEC and our shareholders.

The compensation program that has been developed and is being implemented by our Compensation Committee to achieve these objectives has the following features:

•	Nearly all of the compensation paid to our executive officers on a yearly basis is based on only three components — (1) base salary; (2) potential annual cash bonuses based on performance; and (3) equity compensation in the form of stock option grants (leveraged or otherwise) and grants of shares of restricted stock. We currently provide our executive officers with a very modest level of “perquisites” or other benefits that are not available to all of our employees. “All Other Compensation” reported in the Summary Compensation Table in this Proxy Statement constituted less than 3% of “Total Compensation” for our named executive officers during fiscal 2011.

•	Each executive officer receives a base salary based on available comparable compensation data which we believe to be competitive and fair. See “Peer Group Benchmarking” below.

•	Total compensation is higher for individuals with greater responsibility and a greater ability to influence company-wide performance. In addition, the compensation program is designed so that a significant portion of total potential compensation for our executive officers is at risk, in that it is contingent on actual company and personal performance.

•	Our “Economic Value Added Bonus Plan for Executive Officers and Senior Managers” provides for annual bonus payouts based on (1) the achievement of specific company-wide objective financial criteria, including minimum financial performance targets that must be met as a condition to payouts under the Plan, and (2) achievement of individual performance objectives.

•	Our Amended and Restated Stock Incentive Plan (which was most recently amended and restated in connection with our 2010 Annual Meeting of Shareholders) provides the opportunity for leveraged stock option grants based on a formula related to the above described Economic Value Added Bonus Plan for Executive Officers and Senior Managers. Further, grants of other nonqualified stock options and/or shares of restricted stock are made from time to time at the discretion of the Compensation Committee. Our Amended and Restated Stock Incentive Plan specifically prohibits discounted stock options.

•	The Compensation Committee has the authority to grant discretionary cash bonuses if deemed appropriate, based on individual and/or company performance.

•	Our retirement benefits include a defined benefit plan available to all salaried associates hired prior to December 31, 2009 and a Supplemental Executive Retirement Plan available only to our executive officers.

•	Severance benefits, and specific benefits triggered by a change of control, are provided to executive officers.

The above noted compensation program features are described in detail in the following sections of this Compensation Discussion and Analysis, entitled “Our Compensation Process,” “Peer Group Benchmarking,” “Components of Executive Compensation” and “Change of Control and Severance Benefits.”

Our Compensation Process

Compensation for our executive officers and other key employees is evaluated and determined by the Compensation Committee of our Board of Directors. Our Compensation Committee consists of three independent directors under the applicable standards of the NASDAQ Stock Market. Michael J. Koss is the Chairman of our Compensation Committee and the other members of the

Compensation Committee are David R. Zimmer and Robert Feitler. Additional information regarding our Compensation Committee is disclosed under “Directors’ Meetings and Committees — Compensation Committee” on page 8 of this Proxy Statement.

Many key compensation decisions are made during the first quarter of the fiscal year as the Compensation Committee meets to review performance for the prior year under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers, determine awards under our Amended and Restated Stock Incentive Plan and set compensation targets and objectives for the coming year. However, our Compensation Committee also views compensation as an ongoing process and may convene special meetings in addition to its regularly scheduled meetings throughout the year for purposes of evaluation, planning and appropriate action. The Compensation Committee held three meetings during fiscal 2011 as well as a meeting held on August 22, 2011 to review performance for fiscal 2011. At each meeting, the Compensation Committee held an executive session (without management present). The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Committee as well as materials specifically requested by members of the Committee.

Our management assists the Compensation Committee in its oversight and determination of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, assisting with establishing individual and company-wide performance targets and objectives, recommending salary levels and option and other equity incentive grants, providing financial data on company performance, providing calculations and reports on achievement of performance objectives and furnishing other information requested by the Committee. Our Chief Executive Officer works with the Compensation Committee in making recommendations regarding our overall compensation policies and plans as well as specific compensation levels for our other executive officers and key employees. Members of management who were present during portions of Compensation Committee meetings held in fiscal 2011 and 2012 to date, included the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

The Compensation Committee’s charter authorizes the Committee to engage any compensation consultants and other advisers as the Committee may deem appropriate, and requires that we provide the Committee with adequate funding to engage any advisers. During March 2011, upon the recommendation of our management, our Compensation Committee engaged RSM McGladrey to assist it in reviewing our compensation practices and levels. See “Peer Group Benchmarking” below. In prior fiscal years, our Compensation Committee, upon the recommendation of our management, has periodically engaged RSM McGladrey to prepare for our Compensation Committee a comparative compensation report of a broad group of organizations within the durable goods manufacturing industry. This report is based upon industry-wide studies, and not necessarily companies in the automotive parts industry. Our Compensation Committee has historically believed this industry-wide report represents a better cross section from which to draw executive talent and compare compensation levels. Prior to its most recent engagement in fiscal 2011, our Compensation

Committee last engaged RSM McGladrey in May 2008 and reviewed the results of their report and analysis during meetings held at the beginning of fiscal 2009. Given our performance and the economic outlook for the automotive industry during fiscal 2009, as noted below, our Compensation Committee chose to reduce base salaries for our executive officers to their fiscal 2008 levels (and even lower in the case of Mr. Stratton) rather than set the base salaries at or near the median level shown in the 2008 RSM McGladrey report. Additional information regarding our Compensation Committee’s actions with respect to setting the base salaries of our executive officers is shown below. Our Compensation Committee decided not to engage RSM McGladrey to prepare a similar analysis and report for fiscal 2010 and 2011. Our Compensation Committee, however, as noted above, engaged RSM McGladrey in March 2011 for the purpose of using their report and analysis to assist it in setting compensation levels for our executive officers for fiscal 2012. See “Peer Group Benchmarking” below.

Peer Group Benchmarking

As noted above, we have on a periodic basis engaged RSM McGladrey to prepare a comparative compensation report for our Compensation Committee to assist us in setting our compensation levels for our executive officers. We last engaged RSM McGladrey in May 2008. As part of that engagement, our Compensation Committee retained RSM McGladrey to prepare a report of a broad peer group of publicly traded organizations within the durable goods manufacturing industry that are similar in size to STRATTEC (with revenues between $200 and $250 million) showing median compensation for executive officers with comparable positions as our executive officers. Our Compensation Committee reviewed the data in this report, as well as other information regarding pay practices at other companies, to evaluate whether our compensation practices were competitive in the marketplace. As described below, the base salaries of the named executive officers were initially set by considering, among other factors, the salaries for comparable positions in the competitive marketplace based upon this 2008 report prepared for the Compensation Committee by RSM McGladrey. See “Components of Executive Compensation-Base Salaries” below for additional information.

In March 2011, our Compensation Committee again engaged RSM McGladrey to prepare a comparative compensation report of a broad group of organizations within the durable goods manufacturing industry. RSM McGladrey prepared this report and analysis based upon other published industry compensation surveys and an analysis of public filings by the peer group. Although these peer group companies are not necessarily companies operating in the automotive parts industry, they generally have similar performance characteristics to STRATTEC in terms of market capitalization and a manufacturing focus. The fifteen companies comprising the peer group were:

• Badger Meter, Inc.	• Cascade Corporation
• Columbus McKinnon Corporation	• Daktronics, Inc.
• Douglas Dynamics, Inc.	• Ladish Co., Inc.
• Lindsay Corporation	• LMI Aerospace, Inc.
• Methode Electronics, Inc.	• Supreme Industries, Inc.
• TomoTherapy Incorporated	• Twin Disc, Incorporated
• Wabash National Corporation	• Weyco Group Inc.
• Winnebago Industries, Inc.

Our Compensation Committee has used the results of this report and analysis in setting the base salaries of our executive officers for fiscal 2012. In setting the base salaries of our executive officers for fiscal 2012, the Compensation Committee set them at the median levels of the base salaries derived from the RSM McGladrey report for each applicable executive officer’s function or role.

Components of Executive Compensation

For executive officers, the primary components of total compensation continue to be:

•	base salary;

•	annual incentive compensation bonuses; and

•	long-term incentive compensation in the form of awards of stock options and shares of restricted stock.

We evaluate targeted total compensation levels for our executive officers as well as how each component fits within the targeted total compensation levels. This evaluation is guided by our compensation objectives described above. A large portion of potential compensation for our executive officers is performance-based. For performance-based compensation, we combine annual cash incentive bonuses that are tied to both short-term, company-wide measures of operating performance and individual performance goals with long-term equity compensation in the form of awards of stock options that are subject to time-based vesting criteria and shares of restricted stock that vest on the three year anniversary of the date of grant. The long-term equity compensation awards promote our executive retention objectives and provide an incentive for long-term appreciation in our stock price.

Base Salary.  Base salary is a key component of our executive compensation. In determining base salaries, our Compensation Committee considers the executive officer’s qualifications and experience, the executive officer’s responsibilities, the executive officer’s past performance, the executive officer’s goals and objectives, and salary levels for comparable positions. Our Compensation Committee typically establishes base salaries for the new fiscal year for our executive officers at its regular meeting in August of each year where it reviews the prior fiscal years’ results.

The base salaries of the named executive officers were initially set by their respective employment agreements and were initially determined by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace based upon the report prepared for the Compensation Committee by RSM McGladrey in May 2008, as referenced above. Each executive officer’s employment agreement contains an evergreen renewal feature that automatically extends the agreement for an additional year each June 30, unless advance notice is provided. The base salary, as provided in the employment agreement, may not be decreased from the prior year’s level without the consent of the executive officer, but can be increased in the discretion of the Compensation Committee. In general, we have historically set the base salaries at or near the median level derived from the RSM McGladrey report for similar positions. In determining salary adjustments for executive officers, our Compensation Committee considers various factors, including the individual’s performance and contribution, our performance, and the pay level for similar positions as reflected in the RSM McGladrey report. The Compensation Committee, where appropriate, also considers non-financial performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with our customers and employees. The Compensation Committee exercises discretion in increasing the base salaries of our executive officers from the prior fiscal year within the guidelines discussed above.

As noted above, we do not provide any standard annual raises in the base salaries of our executive officers. Instead, our Compensation Committee periodically reviews the base salaries of our executive officers based on the individual and company-wide performance criteria described above. During fiscal 2009, we reduced the base salaries of our executive officers to their fiscal 2008 levels, except with respect to Mr. Stratton. Mr. Stratton’s base salary was reduced from $409,000 to $327,000 on May 16, 2009, which was less than the base salary paid Mr. Stratton during fiscal 2008. The salary reductions were made at the discretion of our Compensation Committee based upon our company performance and the economic outlook for the automotive industry and continued during the first half of fiscal 2010. Effective January 1, 2010, our Compensation Committee re-evaluated our financial performance for the first part of fiscal 2010 and the performance and outlook in general for the automotive industry. Based upon the updated analysis, our Compensation Committee restored our officers’ base salaries to their September 1, 2008 levels, which levels were largely based on the 2008 RSM McGladrey report. Accordingly, for fiscal 2011, our named executive officers were paid the following base salaries:

Name	Base Salary

Harold M. Stratton II	$409,000
Frank J. Krejci	$295,800
Patrick J. Hansen	$222,000
Dennis A. Kazmierski	$198,000
Rolando J. Guillot	$185,000

As noted above, during the second half of fiscal 2011, our Compensation Committee engaged RSM McGladrey to prepare a compensation report and analysis to assist the Committee in setting the base salaries of our executive officers for fiscal 2012. Effective September 1, 2011, the base salaries for our executive officers will increase as shown below.

	Fiscal 2011 Base	Fiscal 2012 Base	Percentage
Executive Officer	Salary	Salary	Increase

Harold M. Stratton II	$409,000	$436,000	6.6%
Frank J. Krejci	$295,800	$308,000	4.1%
Patrick J. Hansen	$222,000	$232,000	4.5%
Dennis A. Kazmierski	$198,000	$202,500	2.3%
Rolando J. Guillot	$185,000	$194,500	5.1%

Annual Incentive Bonuses.  Executive officers and other full-time employees are eligible to receive annual incentive cash bonuses under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers (EVA Bonus Plan). While we principally rely on this EVA Bonus Plan for annual cash incentive bonuses, in some years the Compensation Committee may decide to grant discretionary cash bonuses outside of the EVA Bonus Plan based on special circumstances such as the acquisition or disposition of a business. See “Discretionary Bonuses” below.

Participants under our EVA Bonus Plan for Executive Officers and Senior Managers include our executive officers and other senior managers determined by our Compensation Committee based upon recommendations from our Chief Executive Officer. The purpose of using Economic Value Added as a non-GAAP measure is to drive for continuous improvement year over year, enhance shareholder value and provide a framework for determining incentive compensation for our executive officers that financially rewards them for increases in our shareholder value. We believe that an improvement in the Economic Value Added measure is the financial performance measure most closely correlated with increases in our shareholder value.

In general, Economic Value Added (EVA) is our net operating profit after cash basis taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of our capital. The capital charge is determined by our weighted average debt and equity capital structure as defined by Stern, Stewart & Co., a management consultant firm that originated the concept of Economic Value Added. The amount of bonus which a participant is entitled to earn is derived from a Company Performance Factor and from an Individual Performance Factor. We determine the Company Performance Factor by reference to our financial performance relative to a targeted cash-based return on capital established by our Compensation Committee, which is intended to approximate our weighted cost of capital. We determine the Individual Performance Factor by reference to the level of attainment of certain quantifiable and non-quantifiable company or individual goals which contribute to increasing our value to our shareholders.

At the beginning of each fiscal year, we calculate STRATTEC’s cost of capital and expected Company EVA Performance Target. In fiscal 2011, the cost of capital was determined to be at 10%

and the Company EVA Performance Target was a negative $4.7 million. Actual Company EVA Performance in fiscal 2011 was a negative $3.7 million. See below (in millions of dollars):

Net Operating Income After Cash-Basis Taxes:		$4.2
Average Net Capital Employed:	$79.0
Cost of Capital:	10%

Capital Charge:		$7.9

Economic Value Added:		$(3.7)

Average Net Capital Employed in the business is generally calculated by averaging the net amount of operating assets (i.e. operating assets less operating liabilities) used in our business during a particular period. In fiscal year 2008, our EVA Bonus Plan was modified to include cash and cash equivalents as part of our net capital employed in the business. Because cash and cash equivalents are a significant component of the capital employed in the business it can significantly increase our capital charge. This effect contributed to our negative EVA in fiscal 2011, 2010 and 2009.

EVA performance can be negative when the calculated capital charge (cost of capital X net monthly average capital employed in the business) exceeds our Net Operating Income After Cash-Basis Taxes. For purposes of our EVA Bonus Plan, the EVA, whether positive or negative, is compared to the Company EVA Performance Target for that particular year to determine whether any bonuses are earned under the plan.

As noted above, we determine our Cost of Capital at the beginning of each fiscal year. Our Compensation Committee reviews and sets the Cost of Capital based upon the methodology described below, but under the EVA Bonus Plan it retains the discretion to set the Cost of Capital at a level different than determined under the following methodology. The EVA Bonus Plan provides that our Cost of Capital shall be determined based upon averaging our cost of equity and our cost of debt assuming a weighted average value for the equity of 80% and 20% for the debt. The cost of the equity is calculated by multiplying a market risk premium rate, using a methodology established by Stern, Stewart, by a transportation industry risk index (which is established by an independent third party for the transportation industry) and then adding that product to the average effective interest rate during the month of April each year that would be earned by investing in ten year U.S. Treasury Notes. The cost of our debt is calculated based upon our expected weighted average interest cost on our available borrowing base with our lender on an after tax basis. As a result, our Cost of Capital is predominantly affected by changes in interest rates and an evaluation of the risks and economic climate in the transportation industry that influence the determination of the market premium and the industry index rate.

Individual Target Incentive Awards under the EVA Bonus Plan for fiscal 2011 range from 75% of base compensation for our Chief Executive Officer to 65% of base compensation for our President and Chief Operating Officer to 35% — 45% of base compensation for other officers. The formula for calculating bonuses under the EVA Bonus Plan is: Base Salary x Target Incentive Award x (50% of the Company Performance Factor + 50% of the Individual Performance Factor). A portion of this bonus amount, however, is subject to an at risk “Bonus Bank” described below.

The EVA Bonus Plan for Executive Officers and Senior Managers provides the powerful incentive of an uncapped bonus opportunity, but also uses a “Bonus Bank” to ensure that significant Economic Value Added improvements are sustained before significant bonus awards are paid out. Pursuant to the terms of the EVA Bonus Plan, the Bonus Bank feature applies to those participants determined by the Compensation Committee to be “Executive Officers,” which includes all of our named executive officers. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance for the named executive officer. The bonus actually paid to a participant for a year is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the Bonus Bank balance at the end of that year.

Because we use the Bonus Bank feature, we must experience significant Economic Value Added improvements for several years to ensure full payout of the accrued bonus to the executive officer. A Bonus Bank account is considered “at risk” in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. A participant’s Bonus Bank balance may not be negative. On termination of employment due to death, disability or retirement or by us without cause, any balance in the Bonus Bank will be paid to the terminating executive officer or his or her designated beneficiary or estate. Executive officers who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any Bonus Bank balance.

During fiscal 2011 our actual performance exceeded the fiscal 2011 targeted goals and, accordingly, bonuses were awarded to our executive officers and our executive officers increased their Bonus Bank accounts under our EVA Bonus Plan in the following amounts:

	Fiscal 2011	Fiscal 2011	Fiscal 2011 Up to	33% Payout	Fiscal 2011
	Total EVA	Addition to	125% of Target	From	Total Paid
Name	Bonus	Bonus Bank	Bonus Amount	Bonus Bank	Bonus Amount

Harold M. Stratton II	$435,984	$52,546	$383,438	$44,368	$427,806
Frank J. Krejci	$270,822	$30,484	$240,338	$22,730	$263,068
Patrick J. Hansen	$134,870	$9,995	$124,875	$14,021	$138,896
Dennis Kazmierski	$82,211	$—	$86,625	$4,929	$87,140
Rolando J. Guillot	$85,425	$4,487	$80,938	$7,049	$87,987

At the Compensation Committee’s regular meeting held August 22, 2011, the Committee reviewed the data and calculation for the Company’s fiscal 2012 EVA performance target and subsequently approved an EVA performance target of a negative $1.2 million for fiscal 2012. Pursuant to the terms of the EVA Bonus Plan, the fiscal 2012 EVA performance target was determined by averaging the prior year performance target (i.e. the performance target for fiscal 2011) and the prior year actual EVA amount (i.e. actual EVA for fiscal 2011) and then adding an expected improvement amount set by our Board of Directors. For fiscal 2012, our Board of Directors set the expected improvement amount at $3.0 million.

Discretionary Bonuses.  While we have principally relied on our formula-based cash incentive plans, our named executive officers are eligible to receive discretionary cash bonuses awarded by our Compensation Committee. These discretionary bonuses allow us to recognize extraordinary performance by our named executive officers and to have the flexibility to maintain competitive compensation when needed. When determining whether to grant a discretionary bonus to a named executive officer, the Compensation Committee reviews performance for the prior fiscal year and considers specific performance metrics for STRATTEC for the fiscal year, such as stock performance or financial performance in key areas outside of the performance measures used for formula cash incentives, and other specific achievements during the fiscal year such as completed acquisitions or other significant strategic transactions or initiatives. No discretionary bonuses were awarded to our named executive officers for 2011.

Equity Based Compensation.  We believe that equity compensation is an effective means of aligning the long-term interests of our employees, including our executive officers, with our shareholders. Our Amended and Restated Stock Incentive Plan authorizes the Compensation Committee to issue both stock options and restricted stock, as well as other forms of equity incentive compensation. Our Stock Incentive Plan was most recently amended and restated at our 2010 annual meeting of shareholders. To date, awards to our executive officers under the Amended and Restated Stock Incentive Plan have consisted solely of leveraged stock options, traditional nonqualified stock options and shares of restricted stock.

In determining the total size of equity awards, the Compensation Committee considers various factors such as the outstanding number of options and shares of restricted stock, the amount of additional shares available for issuance under our Amended and Restated Stock Incentive Plan, the level of responsibility of the proposed recipient and his or her performance and the percent of the outstanding shares of our common stock represented by outstanding options and shares of restricted stock.

We have historically made grants of stock options in the form of leveraged stock options pursuant to our leveraged stock option program. The method of calculating the number of leveraged stock options granted to each executive officer and the method of determining their exercise price is set forth in our EVA Bonus Plan and our Amended and Restated Stock Incentive Plan and generally is equal in value to the executive officer’s total bonus payout under the EVA Bonus Plan. Awards of leveraged stock options typically have an exercise price that simulates a stock purchase with 10:1 leverage. Essentially, the exercise price equals the product of 90% of the fair market value of our common stock on the date of grant, multiplied by the sum (taken to the 5th power) of (a) 1, plus (b) the Estimated Annual Growth Rate. The Estimated Annual Growth Rate equals the average daily closing 10-year U.S. Treasury note yield rate for the month of April immediately preceding the relevant plan year, plus 2%. All leveraged stock option grants to executive officers incorporate the following terms:

•	the term of the option does not exceed ten years;

•	the exercise price exceeds the market price of our common stock on the date of grant; and

•	options vest on the third anniversary of the grant date.

The maximum aggregate number of leveraged stock options to be granted each year is 40,000. If the total bonus payout under our Economic Value Added program produces more than 40,000 leveraged stock options in any fiscal year, then the leveraged stock options granted for that year will be reduced pro-rata based on proportionate total bonus payouts under the EVA Bonus Plan. The amount of any such reduction shall be carried forward to subsequent years and awarded in leveraged stock options to the extent the annual limitation is not exceeded in future years.

Based upon fiscal year 2010 performance, our Compensation Committee on August 17, 2010, made grants of leveraged stock options for 14,360 shares to Mr. Stratton, 5,320 shares to Mr. Krejci, 5,290 shares to Mr. Hansen, 3,470 shares to Mr. Kazmierski and 3,300 shares to Mr. Guillot. All of these options granted to our named executive officers have an exercise price of $22.47 per share, a five-year term and vest on the third anniversary of the date of grant. The options had a grant date fair value per option of $7.48 as determined pursuant to FASB Accounting Standards Codification Topic 718.

Based upon fiscal year 2011 performance, our Compensation Committee on August 22, 2011, made grants of leveraged stock options for 14,000 shares to Mr. Stratton, 8,610 shares to Mr. Krejci, 4,550 shares to Mr. Hansen, 2,850 shares to Mr. Kazmierski and 2,880 shares to Mr. Guillot. All of these options granted to our named executive officers have an exercise price of $26.53 per share, a ten-year term and vest on the third anniversary of the date of grant. The options had a grant date fair value per option of $10.29 as determined pursuant to FASB Accounting Standards Codification Topic 718.

In addition to leveraged stock options, our Compensation Committee, in its discretion, periodically approves grants of nonqualified stock options to our executive officers. The nonqualified stock option grants historically have incorporated the following terms:

•	the term of the option does not exceed ten years;

•	the exercise price is not less than the market price of our common stock on the date of grant; and

•	options vest pro rata on the anniversary of the grant date over a four year period (i.e. 25% per year).

In fiscal 2011, our Compensation Committee did not approve any grants of nonqualified stock options to any of our executive officers.

As noted above, since 2005 our Compensation Committee has annually granted awards of shares of restricted stock to our named executive officers. The shares of restricted stock awarded under our Amended and Restated Stock Incentive Plan vest three years after the grant date and have all the rights of our shares of common stock, including voting and dividend rights.

Our Compensation Committee awarded to each of our executive officers a grant of shares of restricted stock on August 17, 2010 based upon both our financial performance and each respective named executive officer’s individual performance for fiscal 2010. Mr. Stratton was awarded 2,000 shares of restricted stock, Mr. Krejci was awarded 1,500 shares of restricted stock, Mr. Hansen was awarded 1,200 shares of restricted stock and each of Mr. Kazmierski and Mr. Guillot were awarded 800 shares of restricted stock on August 17, 2010. The shares of restricted stock all vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $19.53 as determined pursuant to FASB Accounting Standards Codification Topic 718.

On August 22, 2011, the Compensation Committee also made specified grants of shares of restricted stock based upon our financial performance and each respective named executive officer’s individual performance for fiscal 2011 of 2,000 shares to Mr. Stratton, 1,500 shares to Mr. Krejci, 1,200 shares to Mr. Hansen and 800 shares to each of Mr. Kazmierski and Mr. Guillot. The shares of restricted stock all vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $23.01 as determined pursuant to FASB Accounting Standards Codification Topic 718.

Perquisites and Other Compensation.  Our named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health, dental, disability, life insurance and 401(k) plans. In addition, our executive officers each receive at least two times their base salary up to $500,000 of group term life insurance coverage and Mr. Kazmierski receives automobile allowance payments of $800 per month. These benefits are included in the Summary Compensation Table in the “All Other Compensation” column.

Retirement Benefits.  We maintain a defined benefit retirement plan that covers substantially all of our United States employees, including our executive officers. Under this qualified retirement plan our employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than 30). Compensation under this qualified retirement plan includes the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law ($245,000 in 2010). Effective January 1, 2010, an amendment to the qualified retirement plan discontinued the benefit accruals for salary increases and credited service rendered after December 31, 2009.

Our executive officers also participate in a Supplemental Executive Retirement Plan (SERP). The SERP is a non-qualified supplemental retirement plan program which essentially mirrors the qualified retirement plan described above, but provides benefits in excess of certain limits placed on our qualified retirement plan by the Internal Revenue Code. The benefits provided under the SERP are therefore primarily those that would have been provided under the terms of our qualified retirement plan except for the application of the Internal Revenue Code limits. Under our SERP, executive officers are provided with additional increments of (a) 0.50% of the employee’s average of the highest 5 years of compensation (as limited under the defined benefit retirement plan) per year of credited service over the benefits payable under the qualified retirement plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the qualified retirement plan dollar compensation limit per year of credited service. We have created a Rabbi Trust for deposit of the aggregate present value of the benefits described above for our executive officers.

Change of Control and Severance Benefits

We have entered into an employment agreement and a change of control agreement with each of our named executive officers. The employment agreements set forth the current terms and conditions for employment of the executive officers, and include severance benefits, and noncompetition and confidentiality covenants restricting the executive’s activities both during and for a period of time after employment. The change of control employment agreements guarantee the employee continued employment following a “change of control” on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. These change of control agreements become effective only upon a defined change in control of STRATTEC, or if the employee’s employment is terminated upon, or in anticipation of such a change in control, and automatically supersede any existing employment agreement. These agreements are summarized in more detail below under “Employment Agreements” and “Post-Employment Compensation.”

The employment agreements with the named executive officers provide for continuation of salary and health and dental coverage benefits for a period after termination of employment because of the death or disability of the executive officer or because of a termination of employment by us other than for cause (as defined in the employment agreements). We believe that these severance benefits are important as a recruiting and retention device and represent reasonable consideration in exchange for the noncompetition, confidentiality and other restrictions applicable to the executive officers under the employment agreements. The terms of these arrangements and the amount of benefits available to the named executive officers are described below under “Post-Employment Compensation.”

Under the change of control agreements, if during the employment term (three years from the change in control) the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three or two (depending upon which executive officer) times the sum of the employee’s annual salary, a payment equal to the executive officer’s highest annual bonus (determined as provided in the agreement) and the continuation of certain benefits. Again, we believe that these severance benefits are important as a recruiting and retention device.

Additionally, under our Amended and Restated Stock Incentive Plan, all outstanding stock options immediately vest upon a change of control and all forfeiture or other restrictions on outstanding shares of restricted stock lapse upon a change of control.

Tax and Accounting Considerations

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for non-performance-based compensation over $1,000,000 paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers. Through the end of fiscal 2011, we do not believe that any of the compensation paid to our executive officers exceeded the limit on deductibility in Section 162(m). Our Amended and Restated Stock Incentive Plan is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, including the requirement that such plan be approved by our shareholders. As a result, we believe that awards under this plan satisfy the requirements for “performance-based compensation” under Section 162(m) and, accordingly, do not count against the $1,000,000 limit and are deductible by us. Other compensation paid or imputed to individual executive officers covered by Section 162(m) may not satisfy the requirements for “performance-based compensation” and may cause non-performance-based compensation to exceed the $1,000,000 limit, and would then not be deductible by us to the extent in excess of the $1,000,000 limit. Although the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the shareholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Timing of Equity Incentive Grants

We have a practice of making leveraged stock option grants (if any) and awards of shares of restricted stock (if any) to employees annually on the date of the quarterly meeting of our Board of Directors held in August of each year, after we announce earnings for the prior fiscal year. The Compensation Committee may, at its discretion, periodically approve grants or additional grants of nonqualified stock options and/or shares of restricted stock to executive officers and other key employees. Typically, these grants are made for retention purposes. The grant date for all classes of stock options and restricted stock (other than inducement grants to new employees) is always the date of approval of the grant by our Board of Directors or the Compensation Committee, as applicable, and the grant date for inducement grants to new employees is the first date of employment. During fiscal 2011, the Compensation Committee approved awards to our executive officers and certain key employees of leveraged stock options and grants of shares of restricted stock at the Board of Directors regular meeting held August 17, 2010. Additionally, the Compensation Committee approved leveraged stock option grants and restricted stock grants to our executive officers and certain key employees at the Board of Directors regular meeting held August 22, 2011.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with our management and, based on such review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Koss (Chairman)
David R. Zimmer
Robert Feitler

Summary Compensation Table

The following table provides information for fiscal 2011, 2010 and 2009 concerning the compensation paid by us to the person who served as our principal executive officer in fiscal 2011, the person who served as our principal financial officer in fiscal 2011 and our three other most highly compensated executive officers based on their total compensation in fiscal 2011. We refer to these five executive officers as our “named executive officers” in this Proxy Statement.

							Change in
							Pension Value
							and Non-
						Non-Equity	Qualified
						Incentive	Deferred
				Option	Stock	Plan	Compensation	All Other
Name and Principal	Fiscal		Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	Salary	(1)	(2)	(3)	(4)	(5)	(6)	Total

Harold M. Stratton II,	2011	$409,000	—	$107,413	$39,060	$427,806	$877,690	$20,374	$1,881,343
Chairman and Chief	2010	$357,366	—	—	$14,750	$375,311	$764,933	$14,659	$1,527,019
Executive Officer	2009	$373,814	—	$51,732	$23,200	—	$24,922	$6,841	$480,509
Frank J. Krejci,	2011	$296,320	—	$39,794	$29,295	$263,068	—	$18,614	$647,091
President and Chief	2010	$147,900	—	$113,640	—	$139,023	—	$37,496	$438,059
Operating Officer(7)
Patrick J. Hansen,	2011	$222,000	—	$39,569	$23,436	$138,896	See Note(5)	$16,337	$440,238
Senior Vice President,	2010	$217,560	—	$53,160	$8,850	$138,413	$198,866	$7,893	$624,742
Chief Financial Officer,	2009	$217,134	—	$28,740	$20,300	—	$49,756	$5,438	$321,368
Treasurer and Secretary
Dennis A. Kazmierski,	2011	$199,335	—	$25,956	$15,624	$87,140	$19,023	$30,325	$377,403
Vice President-	2010	$190,385	—	—	$5,900	$90,686	$67,448	$14,646	$369,065
Marketing and Sales	2009	$195,798	—	$21,076	$14,500	—	$128,213	$17,145	$376,732
Rolando J. Guillot,	2011	$185,719	—	$24,684	$15,624	$87,987	See Note(5)	$16,675	$330,689
Vice President-	2010	$177,884	—	$53,160	$5,900	$86,154	$196,270	$7,026	$526,394
Mexican Operations	2009	$176,843	—	$28,740	$14,500	—	$66,942	$4,135	$291,160

Explanatory Notes for Summary Compensation Table:

1. These amounts represent awards of discretionary bonus payments made by our Compensation Committee. For fiscal years 2011, 2010 and 2009, the Compensation Committee decided not to award any discretionary bonus payments. See “Compensation Discussion and Analysis.”

2. The amounts in this column reflect the dollar value of long-term equity based compensation awards granted pursuant to the terms of our Amended and Restated Stock Incentive Plan in the years indicated in the table. These amounts equal the grant date fair value of stock options, computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2011 Annual Report on Form 10-K filed with the Commission on September 8, 2011 and such information is incorporated herein by reference.

3. The amounts in this column reflect the dollar value of long-term equity based compensation awards granted pursuant to the terms of our Amended and Restated Stock Incentive Plan in the years indicated in the table. These amounts equal the grant date fair value of shares of restricted stock, computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2011 Annual Report on Form 10-K filed with the Commission on September 8, 2011 and such information is incorporated herein by reference.

4. This column discloses the dollar value of all amounts earned by the named executive officers under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers for performance in the applicable fiscal year which were tied to long-term incentive performance targets. Amounts added to each named executive officer’s Bonus Bank with respect to the applicable fiscal year under the Economic Value Added Bonus Plan, but not paid with respect to that fiscal year, are not included in this column. Accordingly, amounts in this column include one-third of the Bonus Bank amount for the applicable fiscal year which amounts were paid to the named executive officer with respect to that fiscal year. No amounts were earned or paid under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers for fiscal year 2009. See “Compensation Analysis and Discussion.”

5. “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” includes for the applicable fiscal year the aggregate increase in the actuarial present value of each named executive officer’s accumulated benefit under our defined benefit pension plan and supplemental executive retirement plan, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements for the applicable fiscal year. Based on changes in market rates, our actuary changed the assumed discount rate as of the end of fiscal 2010 to 5.41% from 6.86% at the end of fiscal 2009 (a decrease of 1.45 percentage points in the discount rate). This change in the assumed discount rate caused a significant increase in the actuarial present value of the accumulated benefits in fiscal 2010 over fiscal 2009. With respect to fiscal 2011, there was an aggregate decrease in the actuarial present value of Mr. Hansen’s and Mr. Guillot’s accumulated benefit under our defined benefit pension plan and supplemental executive retirement plan of ($1,283) and ($19,839), respectively. See the caption “Retirement Plans and Post Retirement Costs” in the Notes to our Consolidated Financial Statements in the fiscal year 2011 Annual Report on Form 10-K filed with the Commission on September 8, 2011 for more information.

6. The table below shows the components of this column, which include our match for each individual’s 401(k) plan contributions, the cost of premiums paid by us for term life insurance under which the named executive officer is a beneficiary, dividends paid on shares of unvested restricted stock previously granted to the named executive officers, which dividends were not included in the grant date fair value calculation for the restricted stock awards, and perquisites. The perquisites consist of, for Mr. Krejci with respect to fiscal 2011, a gift card in the amount of $1,000 and for fiscal 2010, director fees and the bonus paid to Mr. Krejci under our Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors prior to his becoming our President and Chief Operating Officer effective as of January 1, 2010; for Mr. Kazmierski an automobile allowance of $9,600 per year and, with respect to fiscal 2011 and 2009, a gift card in the amount of $3,000 and $2,000, respectively; and for Mr. Guillot, with respect to fiscal 2011 and 2010, a gift card in the amount of $2,000 and $1,000, respectively.

						Total “All Other
Name	Year	401(k) Match	Life Insurance	Dividends	Perquisites	Compensation”

Harold M. Stratton II	2011	$12,250	$3,564	$4,560	$—	$20,374
	2010	$11,095	$3,564	$—	$—	$14,659
	2009	$3,277	$3,564	$—	$—	$6,841
Frank J. Krejci	2011	$12,250	$3,564	$1,800	$1,000	$18,614
	2010	$7,395	$1,782	$—	$28,319	$37,496
Patrick J. Hansen	2011	$12,250	$1,087	$3,000	$—	$16,337
	2010	$6,829	$1,064	$—	$—	$7,893
	2009	$4,577	$861	$—	$—	$5,438
Dennis A. Kazmierski	2011	$13,900	$1,785	$2,040	$12,600	$30,325
	2010	$3,300	$1,746	$—	$9,600	$14,646
	2009	$3,812	$1,733	$—	$11,600	$17,145
Rolando J. Guillot	2011	$12,250	$385	$2,040	$2,000	$16,675
	2010	$5,650	$376	$—	$1,000	$7,026
	2009	$3,765	$370	$—	$—	$4,135

7. Mr. Krejci was appointed our President and Chief Operating Officer effective as of January 1, 2010.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were granted to the named executive officers during fiscal year 2011, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. Non-equity incentive plan awards are awards that are not subject to FASB Accounting Standards Codification Topic 718 and are intended to serve as an incentive for performance to occur over a specified period, and include performance bonus awards under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers. We have not granted any equity incentive-based awards, which are equity awards subject to a performance condition or a market condition as those terms are defined by FASB Accounting Standards Codification Topic 718.

					All Other
					Option	All Other
					Awards:	Stock	Exercise or	Grant Date
					Number of	Awards:	Base	Fair Value
					Securities	Number	Price of	of Stock
		Estimated Future Payouts Under			Underlying	of Shares	Option	and Option
	Grant	Non-Equity Incentive Plan Awards(1)			Options	of Stock	Awards	Awards
Name	Date	Threshold	Target	Maximum	(2)	(3)	($/Sh.)	(4)

Harold M. Stratton II	08/17/10	—	—	—	14,360	—	$22.47	$107,413
	08/17/10	—	—	—	—	2,000	—	$39,060
	—	0	$306,750	$383,438	—	—	—	—
Frank J. Krejci	08/17/10	—	—	—	5,320	—	$22.47	$39,794
	08/17/10	—	—	—	—	1,500	—	$29,295
	—	0	$192,270	$240,338	—	—	—	—
Patrick J. Hansen	08/17/10	—	—	—	5,290	—	$22.47	$39,569
	08/17/10	—	—	—	—	1,200	—	$23,436
	—	0	$99,900	$124,875	—	—	—	—
Dennis A. Kazmierski	08/17/10	—	—	—	3,470	—	$22.47	$25,956
	08/17/10	—	—	—	—	800	—	$15,624
	—	0	$69,300	$86,625	—	—	—	—
Rolando J. Guillot	08/17/10	—	—	—	3,300	—	$22.47	$24,684
	08/17/10	—	—	—	—	800	—	$15,624
	—	0	$64,750	$80,938	—	—	—	—

(1)	These amounts show the range of payouts targeted for fiscal 2011 performance under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers as described in the section of this Proxy Statement titled “Compensation Discussion and Analysis.” The Economic Value Added Bonus Plan for Executive Officers and Senior Managers entitles our participants to earn bonus awards based upon our financial performance for a given fiscal year. The targeted bonus amounts are equal to a percentage of the executive officer’s base salary (see the “Summary Compensation Table”). The target was set at 75% of base salary for Mr. Stratton, 65% of base salary for Mr. Krejci, 45% of base salary for Mr. Hansen and 35% of base salary for Mr. Kazmierski and Mr. Guillot. Any amounts earned under the EVA Bonus Plan in excess of 125% of the target bonus are added to a Bonus Bank for each executive officer, with one-third of the Bonus Bank balance, including the excess arising during the applicable fiscal year, being paid in the current fiscal year and one-third being paid in each of the subsequent two fiscal years.

The payments in the subsequent two fiscal years are subject to certain “at-risk” provisions described above under “Compensation Discussion and Analysis.” The amount under the column “Maximum” is limited to 125% of the target bonus award. As noted above, amounts in excess of 125% of the target award are placed into a Bonus Bank and are subject to certain “at risk” provisions referenced above. See “Compensation Discussion and Analysis” for the amount of the Bonus Bank paid to the named executive officers in fiscal 2011.

(2)	Each of the common stock options granted to the named executive officers were granted on August 17, 2010, vest on August 17, 2013, the three-year anniversary of the grant date, and expire on August 17, 2015.

(3)	The restricted stock awards were granted on August 17, 2010 and vest on August 17, 2013, the three-year anniversary of the grant date.

(4)	The value of the restricted stock or option award is based upon the August 17, 2010 grant date fair value of $19.53 per share for each share of restricted stock and $7.48 per share for each option award, determined pursuant to FASB Accounting Standards Codification Topic 718. The grant date fair value is the amount we expense in our financial statements over the award’s vesting schedule. See the Notes to our Consolidated Financial Statements in the fiscal year 2011 Annual Report on Form 10-K filed with the Commission on September 8, 2011 for the assumptions we relied on in determining the value of these awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and restricted stock awards held by the named executive officers at July 3, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option and the number of shares of restricted stock held at fiscal year end that have not yet vested.

	Option Awards					Stock Awards
	Number of	Number of						Market Value of
	Securities	Securities				Number of		Shares or Units
	Underlying	Underlying				Shares or Units		of Stock That
	Unexercised	Unexercised	Option	Option		of Stock That		Have Not
	Options (#)	Options (#)	Exercise	Expiration		Have Not		Vested
Name	Exercisable	Unexercisable	Price ($)	Date		Vested (#)		($)(6)

Harold M. Stratton II	5,400	5,400	10.92	02/26/19	(1)	800	(7)	16,904
	—	14,360	22.47	08/17/15	(2)	1,000	(8)	21,130
	—	—	—	—		2,000	(9)	42,260
Frank J. Krejci	3,000	9,000	18.49	01/01/20	(3)	1,500	(9)	31,695
	—	5,320	22.47	08/17/15	(2)	—		—
Patrick J. Hansen	1,500	3,000	10.92	02/26/19	(1)	700	(7)	14,791
	1,500	4,500	17.59	12/09/19	(4)	600	(8)	12,678
	—	5,290	22.47	08/17/15	(2)	1,200	(9)	25,356
Dennis A. Kazmierski	15,000	—	56.08	03/01/15	(5)	500	(7)	10,565
	2,200	2,200	10.92	02/26/19	(1)	400	(8)	8,452
	—	3,470	22.47	08/17/15	(2)	800	(9)	16,904
Rolando J. Guillot	3,000	3,000	10.92	02/26/19	(1)	500	(7)	10,565
	1,500	4,500	17.59	12/09/19	(4)	400	(8)	8,452
	—	3,300	22.47	08/17/15	(2)	800	(9)	16,904

(1)	The common stock option vests pro rata over a four-year period on each of February 26, 2010, February 26, 2011, February 26, 2012 and February 26, 2013.

(2)	The common stock option vests on August 17, 2013, the three-year anniversary of the grant date.

(3)	The common stock option vests pro rata over a four-year period on each of January 1, 2011, January 1, 2012, January 1, 2013 and January 1, 2014.

(4)	The common stock option vests pro rata over a four-year period on each of December 9, 2010, December 9, 2011, December 9, 2012 and December 9, 2013.

(5)	The common stock option vested pro rata over a three-year period on each of March 1, 2006, March 1, 2007 and March 1, 2008.

(6)	Market value equals the closing market price of our common stock on July 1, 2011, the last trading day prior to our fiscal year end of July 3, 2011, which was $21.13, multiplied by the number of shares of restricted stock.

(7)	The shares of restricted stock vest on August 19, 2011, the third anniversary of the grant date.

(8)	The shares of restricted stock vest on August 18, 2012, the third anniversary of the grant date.

(9)	The shares of restricted stock vest on August 17, 2013, the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised and the restricted stock awards that vested during fiscal 2011 for each of the named executive officers on an aggregate basis.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares
	Acquired on	on Exercise ($)	Acquired on	Value Realized on
Name	Exercise (#)	(1)	Vesting (#)	Vesting ($)(2)

Harold M. Stratton II	—	—	—	—
Frank J. Krejci	—	—	—	—
Patrick J. Hansen	—	—	600	12,120
Dennis A. Kazmierski	—	—	400	8,080
Rolando J. Guillot	—	—	400	8,080

(1)	Value realized equals the market value of our common stock at the time of exercise, minus the exercise price, multiplied by the number of shares acquired on exercise.

(2)	Value realized equals the market price of our common stock at the time of vesting, multiplied by the number of shares that vested. All of the shares vested on the third anniversary of the grant date or August 21, 2010. The closing market price of our common stock on the last trading day prior to vesting, or August 20, 2010, was $20.20.

Pension Benefits Table

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each STRATTEC defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers are included under the caption “Retirement Plans and Postretirement Costs” included in the Notes to Consolidated Financial Statements in the fiscal year 2011 Annual Report on Form 10-K filed with the Commission on September 8, 2011, and such information is incorporated herein by reference. The table also shows the number of years of credited service under each plan, computed as of the same pension plan measurement date used in STRATTEC’s audited financial statements for the year ended July 3, 2011. The table also reports any pension benefits paid to each named executive officer during the year.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Harold M. Stratton II	STRATTEC SECURITY CORP. Retirement Plan	33	1,042,317	—
	Non-Qualified Supplemental Executive Retirement Plan	34	4,206,980	—
Frank J. Krejci	STRATTEC SECURITY CORP. Retirement Plan	0	—	—
	Non-Qualified Supplemental Executive Retirement Plan	2	—	—
Patrick J. Hansen	STRATTEC SECURITY CORP. Retirement Plan	15	311,512	—
	Non-Qualified Supplemental Executive Retirement Plan	12	166,947	—
Dennis A. Kazmierski	STRATTEC SECURITY CORP. Retirement Plan	5	135,143	—
	Non-Qualified Supplemental Executive Retirement Plan	6	79,541	—
Rolando J. Guillot	STRATTEC SECURITY CORP. Retirement Plan	20	415,787	—
	Non-Qualified Supplemental Executive Retirement Plan	6	33,048	—

Employment Agreements

Each of our named executive officers has signed an employment agreement with STRATTEC. The term of each employment agreement automatically extends for one year each June 30 unless either party gives 30 days’ notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. We agree to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all of our other salaried employees who are in comparable positions.

The terms of these employment agreements generally include the following:

•	each of these executive officers is entitled to participate in our bonus plans and Amended and Restated Stock Incentive Plan;

•	each of these executive officers is eligible to participate in any medical, health, dental, disability and life insurance policy that we maintain for the benefit of our other senior management;

•	each of these executive officers will also receive at our expense group term life insurance coverage equal to two times their base salary subject to a maximum amount of coverage equal to $500,000;

•	each of these executive officers has agreed not to compete with us during employment and for a period equal to the shorter of one year following termination of employment or the duration of the employee’s employment with us and has agreed to maintain the confidentiality of our proprietary information and trade secrets during the term of employment and for two years thereafter; and

•	each employment agreement contains severance benefits, which are summarized below under “Post-Employment Compensation.”

Post-Employment Compensation

401(k) Plan Benefits

Our U.S.-based executive officers are eligible to participate in our 401(k) plan on the same terms as our other U.S.-based employees. Historically, in any plan year, we normally contributed to each participant a matching contribution equal to 50% on the first 6% of an employee’s annual wages. However, due to economic conditions, the salaried match in our 401(k) plan was reduced to 20% on the first 6% of an employee’s annual wages, effective January 1, 2009. Effective as of January 1, 2010, the salaried match in our 401(k) plan was increased to 100% on the first 5% of an employee’s annual wages. All of our executive officers participated in our 401(k) plan during fiscal 2010 and received matching contributions in accordance with the foregoing methodology.

Retirement Plan and Supplemental Executive Retirement Plan

We maintain a defined benefit retirement plan covering all executive officers and substantially all other employees in the United States. Under this qualified defined benefit retirement plan, nonbargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than

30). Compensation under the qualified defined benefit retirement plan includes the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law ($245,000 in 2011). Effective January 1, 2010, an amendment to the qualified retirement plan discontinued the benefit accruals for salary increases and credited service rendered after December 31, 2009.

Our executive officers also participate in a Supplemental Executive Retirement Plan (SERP). The SERP is a non-qualified supplemental retirement plan program which essentially mirrors the qualified retirement plan described above, but provides benefits in excess of certain limits placed on our qualified retirement plan by the Internal Revenue Code. The benefits provided under the SERP are therefore primarily those that would have been provided under the terms of our qualified retirement plan except for the application of the Internal Revenue Code limits. Under our SERP, executive officers are provided with additional increments of (a) 0.50% of the employee’s average of the highest 5 years of compensation (as limited under the defined benefit retirement plan) per year of credited service over the benefits payable under the qualified retirement plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the qualified retirement plan dollar compensation limit per year of credited service. We have created a Rabbi Trust for deposit of the aggregate present value of the benefits described above for our executive officers.

The following table shows total estimated annual benefits payable from the qualified defined benefit retirement plan and the SERP to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single life basis and adjusted for the projected Social Security offset:

	Annual Pension Payable for Life
	After Specified Years of Credited Service
Average Annual Compensation	10 Years	20 Years	30 Years	40 Years

$100,000	$17,500	$35,000	$52,500	$70,000	*
150,000	28,000	56,000	84,000	105,000	*
200,000	38,500	77,000	115,500	140,000	*
250,000	49,000	98,000	147,000	175,000	*
300,000	59,500	119,000	178,500	210,000	*
350,000	70,000	140,000	210,000	245,000	*
400,000	80,500	161,000	241,500	280,000	*
450,000	91,000	182,000	273,000	315,000	*
500,000	101,500	203,000	304,500	350,000	*
550,000	112,000	224,000	336,000	385,000	*
600,000	122,500	245,000	367,700	420,000	*
650,000	133,000	266,000	399,000	455,000	*
700,000	143,500	287,000	430,500	490,000	*

*	Figures reduced to reflect the maximum limitation under the plans of 70% of compensation.

The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended, on pensions paid under federal income tax qualified plans. However, an executive officer covered by our program will receive the full pension to which he or she would be entitled in the absence of such limitations.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements and change of control employment agreements with each of our named executive officers that provide for severance benefits following a termination of employment, as well as provide employment benefits in connection with a change of control (as defined in the change of control agreements).

The employment agreements with our named executive officers provide that if the executive officer’s employment is terminated as a result of the death or disability of such executive officer, then the executive officer (or his or her beneficiary) is entitled to continuation of the executive officer’s then effective base salary for a period of six months after termination and continuation of health and dental coverage for such six month period after termination of employment. If the executive officer’s employment is terminated by us without cause (as defined the employment agreements), then the executive officer will be entitled to continuation (1) of the executive officer’s then effective base salary for twelve months in the case of Mr. Stratton and Mr. Krejci and, for each other executive officer, for a minimum of six months after termination or a maximum of twelve months with each executive officer receiving one month credit for each year of service as an officer of STRATTEC and (2) of health and dental coverage for such six to twelve month period, as applicable.

Each of our named executive officers has also signed a change of control employment agreement which guarantees the employee continued employment following a change in control (as defined in the agreements) on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. Such agreements become effective only upon a defined change of control of STRATTEC, or if the employee’s employment is terminated upon, or in anticipation of such a change of control, and automatically supersede any existing employment agreement once they become effective. Under these agreements, if during the employment term (three years from date of the change in control), the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his or her employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change of control, then the executive officer is entitled to specified severance benefits, including (1) a lump sum payment of three (with respect to Mr. Stratton and Mr. Krejci) or two (with respect to each other executive officer) times the employee’s annual base salary, (2) a payment equal to the executive’s officer’s highest annual bonus (determined as provided in the agreement) and (3) continuation of certain fringe and other benefits.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated on the last day of, but prior to, our fiscal year end (July 3, 2011) under circumstances requiring payment of severance benefits as described above other than in connection with a change of control.

Potential Severance Under Employment Agreements

Name	Salary	Benefits(1)	Total

Harold M. Stratton II	$409,000	$13,533	$422,533
Frank J. Krejci	$295,800	$13,533	$309,333
Patrick J. Hansen	$222,000	$13,533	$235,533
Dennis A. Kazmierski	$99,000	$6,767	$105,767
Rolando J. Guillot	$92,500	$6,767	$99,267

(1)	The benefits consist of expenses for the continuation of health and dental coverage for a six to twelve month period, as applicable.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated on the last day of, but prior to, our fiscal year end (July 3, 2011) under circumstances requiring payment of severance benefits as described above in connection with a change of control.

Potential Severance Payments Under Change of Control Agreements
Following a Change of Control

Name	Salary	Bonus	Benefits(1)	Total

Harold M. Stratton II	$1,227,000	$375,311	$40,599	$1,642,910
Frank J. Krejci	$887,400	$139,023	$40,599	$1,067,022
Patrick J. Hansen	$444,000	$138,413	$27,066	$609,479
Dennis A. Kazmierski	$396,000	$90,686	$27,066	$513,752
Rolando J. Guillot	$370,000	$86,154	$27,066	$483,220

(1)	The benefits consist of expenses for the continuation of health and dental coverage for a three (with respect to Mr. Stratton and Mr. Krejci) or two (with respect to all other executive officers) year period.

As described above, our Amended and Restated Stock Incentive Plan also provides for immediate vesting of all outstanding options and the lapse of any forfeiture provisions or other restrictions on outstanding shares of restricted stock upon a change of control of STRATTEC. The following table sets forth the unvested stock options and shares of restricted stock of our named executive officers as of July 3, 2011 that would become vested in the event of a change of control of STRATTEC.

			Number of
			Shares of
	Number of Shares	Unrealized Value	Restricted Stock	Unrealized Value of
	Underlying	of Unvested	that are	Unvested Restricted
Name	Unvested Options	Options(1)	Unvested	Stock(2)

Harold M. Stratton II	19,760	$55,134	3,800	$80,294
Frank J. Krejci	14,320	$23,760	1,500	$31,695
Patrick J. Hansen	12,790	$46,560	2,500	$52,825
Dennis A. Kazmierski	5,670	$22,462	1,700	$35,921
Rolando Guillot	10,800	$46,560	1,700	$35,921

(1)	Unrealized value equals the closing market value of our Common Stock as of July 1, 2011, the last trading day prior to our fiscal year end of July 3, 2011, minus the exercise price, multiplied by the number of unvested shares of our Common Stock as of such date. The closing market value of our Common Stock on July 1, 2011 was $21.13. Any shares subject to unvested stock options where the exercise price exceeds the closing market value of our Common Stock on July 1, 2011 are deemed to have no unrealized value.

(2)	Unrealized value equals the closing market value of our Common Stock as of July 1, 2011, the last trading day prior to our fiscal year end of July 3, 2011, multiplied by the number of unvested shares of our Common Stock as of such date. The closing market value of our Common Stock on July 1, 2011 was $21.13.

DIRECTOR COMPENSATION

General Information

During fiscal 2011, each of our nonemployee directors received an annual retainer fee of $18,000, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The respective chairmen of the Board committees received an additional retainer fee of $4,000 for the Audit Committee and $2,000 for the Compensation Committee and the Nominating and Corporate Governance Committee. Effective June 30, 1997, we implemented an Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors. The purpose of the Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors is to maximize long-term shareholder value by providing incentive compensation to non-employee directors in a form which relates the financial reward to an increase in our value to our shareholders and to enhance our ability to attract and retain outstanding individuals to serve as nonemployee directors. The Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors provides for the payment of a potential cash bonus to each non-employee director equal to the product of (a) 40% of the director’s retainer and meeting fees for the fiscal year, multiplied by (b) a Company Performance Factor. In general, the Company Performance Factor is determined by reference to our financial performance relative to a targeted cash-based return on capital, which is intended to approximate our weighted cost of capital (which was 10% for fiscal 2011).

Subject to shareholder approval of our amended and restated Stock Incentive Plan at our 2010 annual meeting of shareholders, on August 17, 2010, our Compensation Committee approved specified grants of shares of restricted stock based upon fiscal 2010 performance of 600 shares to each of Mr. Koss, Mr. Feitler and Mr. Zimmer. As a result of the approval of the amendments to our Stock Incentive Plan by our shareholders at the 2010 annual meeting, these shares of restricted stock were granted to each of our non-employee directors as of October 5, 2010. All of these shares of restricted stock vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights.

On August 22, 2011, our Compensation Committee also made specified grants of shares of restricted stock based upon fiscal 2011 performance of 600 shares to each of Mr. Koss, Mr. Feitler and Mr. Zimmer. The shares of restricted stock all vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $23.01 as determined pursuant to FASB Accounting Standards Codification Topic 718.

Our Board of Directors retained RSM McGladrey in May 2008 to compile a survey of board of director compensation data from a peer group of companies. RSM McGladrey compiled board of director pay practices data from six similar industry peer companies to STRATTEC. The selected organizations included Badger Meter, Inc., Gehl Company, Koss Corporation, Ladish Co., Inc., Twin Disc, Inc. and Weyco Group, Inc. The data compiled by the survey included an analysis of retainer fees for board and committee service, meeting fees, chairperson fees and incentive compensation. Based upon the survey results, the compensation levels of our directors was at or near the median compensation of the directors of the companies included in the survey. Our Board of Directors and our Compensation Committee discussed the results of this survey at meetings held in fiscal 2008 and subsequently formally approved matters relating to the compensation of our directors. Based upon this survey, effective for fiscal 2009, each of our nonemployee directors received an annual retainer of $18,000.

Our Compensation Committee again retained RSM McGladrey in March 2011 to compile a survey of board of director compensation data from a peer group of companies for the purpose of reviewing our Board of Director pay practices and implementing any recommended changes for fiscal 2012. The RSM McGladrey board of director survey used the same peer group companies as were included in the executive officer compensation analysis described above under “Compensation Discussion and Analysis-Peer Group Benchmarking” with the exception of excluding Douglas Dynamics, Inc. because that entity did not disclose its board of director pay information. Based upon the survey results, our overall director compensation levels were slightly below the median for the peer group, with our cash compensation amounts being slightly above the median level and the value of our equity awards falling below the median level for the peer group. Based upon the result of this analysis, our Compensation Committee has approved the following changes to our Board of Directors compensation for fiscal 2012: increasing the annual retainer fee from $18,000 to $20,000.

Director Summary Compensation Table

The following table summarizes the director compensation for fiscal year 2011 for all of our non-employee directors. Mr. Stratton and Mr. Krejci do not receive any additional compensation for their services as directors beyond the amounts previously disclosed in the Summary Compensation Table.

			Non-Equity Incentive
	Fees Earned or	Stock Awards	Plan Compensation
Name	Paid in Cash ($)	($)(1)	($)(2)	Total ($)

Michael J. Koss	33,500	19,224	19,076	71,800
Robert Feitler	33,500	19,224	19,076	71,800
David R. Zimmer	35,500	19,224	20,215	74,939

(1)	The amounts in this column reflect the dollar value of long-term equity based compensation awards granted pursuant to the terms of our Amended and Restated Stock Incentive Plan during the fiscal year. These amounts equal the grant date fair value of shares of restricted stock, computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2011 Annual Report on Form 10-K filed with the Commission on September 8, 2011 and such information is incorporated herein by reference.

(2)	This column discloses the dollar value of all amounts earned by the director under our Economic Value Added Plan for Non-Employee Members of the Board of Directors for performance in fiscal 2011 which where tied to incentive performance targets.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions

During fiscal 2011, other than as described above under Executive Compensation, the Company did not engage in any related party transactions within the meaning of the rules of the Commission.

Review and Approval of Related Person Transactions

The charter for our Audit Committee provides that one of the responsibilities of our Audit Committee is to review and approve related party transactions in accordance with the listing requirements of the NASDAQ Stock Market. Although we do not currently have a formal written set of policies and procedures for the review, approval or ratification of related person transactions, we do have written procedures in place to identify related party transactions that may require Audit Committee approval. These procedures include annual submission of director and officer questionnaires. Where a related party transaction is identified, the Audit Committee reviews and, where appropriate, approves the transaction based on whether it believes that the transaction is at arms length and contains terms that are no less favorable than what we could have obtained from an unaffiliated third party.

PROPOSAL 2:

NON-BINDING ADVISORY VOTE ON
EXECUTIVE COMPENSATION

The Proposal

We believe that our compensation policies and procedures, which are reviewed and approved by our Compensation Committee, are designed to align our executive officer’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are important to our continued success. Our Compensation Committee periodically reviews and approves our compensation policies and procedures, and periodically reviews our executive compensation programs and takes any steps it deems necessary to continue to fulfill the objectives of our compensation programs.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation programs.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Commission rules and regulations, our Board of Directors has authorized a non-binding advisory shareholder vote to approve the compensation of our named executive officers as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other executive compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay programs and policies.

Accordingly, shareholders are being asked to vote on the following resolution:

“Resolved, that the compensation paid to STRATTEC’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures, is hereby approved by the shareholders of STRATTEC SECURITY CORPORATION.”

Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

If a quorum exists, the approval of the non-binding advisory proposal on our executive compensation described in this Proxy Statement requires the votes cast, in person or by proxy, and entitled to vote thereon, for this proposal to exceed the votes cast against this proposal. Abstentions and broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the non-binding advisory resolution approving our executive compensation.

PROPOSAL 3:

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Proposal

This is the first year that we are submitting a proposal for “Say on Pay” to our shareholders pursuant to Proposal 2 as required by the Dodd-Frank Act and Commission rules and regulations. The Dodd-Frank Act also requires that we submit to a vote of our shareholders once every six years a non-binding advisory proposal on the frequency of future “Say on Pay” votes. Shareholders may vote on an advisory basis as to whether future “Say on Pay” votes should occur every 1, 2 or 3 years.

The enclosed proxy card allows shareholders to vote for every 1, 2, or 3 years for the non-binding advisory proposal for the frequency of future “Say on Pay” votes, or to abstain. The Board of Directors recommends that shareholders vote for every 2 years for the non-binding advisory proposal on the frequency of future advisory votes on executive compensation because:

•	having an annual vote increases the time and expense of our management that diverts their attention away from other pressing corporate needs;

•	it is more closely aligned with the goal of our compensation programs to support long-term term value creation and to incentivize and reward performance over a multi-year period and having biennial votes will allow shareholders to better judge our programs in relation to our long-term performance; and

•	a biennial vote will offer STRATTEC the time to fully consider the results of “Say on Pay” votes and implement necessary changes.

Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future “Say on Pay” votes.

Vote Required for Approval

For the non-binding advisory proposal on the frequency of future advisory votes on executive compensation, shareholders may vote on an advisory basis as to whether future “Say on Pay” votes should occur every 1, 2 or 3 years, or they may abstain. A plurality of the votes cast is required for the approval of the choice among every 1, 2 or 3 years for this proposal. This means that whichever of 1, 2 or 3 years receives the most votes will be approved. Abstentions and broker non-votes will not count toward the determination of whichever of 1, 2 or 3 years is approved.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the approval of every 2 years for the non-binding advisory proposal on the frequency of future advisory votes on executive compensation. Although the Board of Directors recommends that you vote for every “2 years”, the enclosed proxy allows shareholders to vote for 1, 2 or 3 years, or to abstain. You are not voting simply to approve or disapprove the Board of Directors’ recommendation.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K

We are required to file an annual report, called a Form 10-K, with the Securities Exchange Commission. A copy of Form 10-K for the fiscal year ended July 3, 2011 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Patrick J. Hansen, Office of the Corporate Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal for inclusion in our 2012 Proxy Statement in accordance with Rule 14a-8 must submit the proposal in writing to Patrick J. Hansen, Chief Financial Officer and Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. We must receive a proposal by May 11, 2012 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in our 2012 Proxy Statement.

Proposals submitted other than pursuant to Rule 14a-8 that are not intended for inclusion in our 2012 Proxy Statement will be considered untimely if received after July 13, 2012 (90 days prior to the anniversary date of the previous year’s annual meeting of shareholders). If a shareholder gives notice of such a proposal after this deadline, Commission rules allow our proxy holders discretionary voting authority to vote against the shareholder proposal to the extent it is properly presented for consideration at the 2012 Annual Meeting of Shareholders.

OTHER MATTERS

Our directors know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

BY ORDER OF THE BOARD OF DIRECTORS
STRATTEC SECURITY CORPORATION

Patrick J. Hansen,
Secretary

Milwaukee, Wisconsin
September 8, 2011

STRATTEC

Shareowner Services[SM]
P.O. Box 64945
St. Paul, MN 55164-0945

Please detach here

STRATTEC SECURITY CORPORATION 2011 ANNUAL MEETING

1. Election of directors:
(term expiring at the 2014 Annual Meeting)

01 Michael J. Koss
02 David R. Zimmer

☐ Vote FOR the nominees ☐ Vote WITHHELD from all nominees

2. To approve the non-binding advisory proposal on executive Compensation. ☐ Vote FOR the proposal ☐ Vote AGAINST the proposal ☐ ABSTAIN

3. To approve the non-binding advisory proposal on the frequency of future advisory votes on executive compensation. ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED <u>FOR</u> PROPOSAL 1 AND <u>FOR</u> PROPOSAL 2 AND FOR EVERY "2 YEARS" ON PROPOSAL 3.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

If signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy.

Shareowner ServicesSM P.O. Box 64945 St . Paul, MN 55164-0945 THEB OARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEE DIRECTORS AND FORP ROPOSAL2 . THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “2 YEARS” ON PROPOSAL 3. AFTER VOTING SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. STRATTEC SECURITY CORPORATION 2011 ANNUAL MEETING 1. Election of directors: 01 Michael J. Koss n Vote FOR n Vote WITHHELD t ( erm expiring at the 2014 Annual Meeting) 02 David R. Zimmer h t e nominees r f om all nominees (To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box to the right.) Vote FOR Vote AGAINST ABSTAIN 2. To approve the non-binding advisory proposal on executive Compensation. the proposal h t e proposal 3. To approve the non-binding advisory proposal on the frequency n 1 Year n 2 Years n 3 Years n Abstain of future advisory votes on executive compensation. 4. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 AND FOR EVERY “2 YEARS“ ON PROPOSAL 3. Date Address Change? Mark box, sign, andi ndicate changes below: n Signature(s) in Box If signin g as attorn ey, executor, administr ator, trustee or guardian, please add your f u l t itle as such.I f share s are held by two or more persons, all holders must sign the Prox y.

STRATTEC SECURITY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Radisson Hotel
7065 North Port Washington Road
Milwaukee, WI 53217

STRATTEC™

STRATTEC SECURITY CORPORATION
3333 West Good Hope Road
Milwaukee, WI 53209

proxy

STRATTEC SECURITY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold M. Stratton II and Patrick J. Hansen, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION to be held on October 11, 2011 at 8:00 a.m. Central Time, at the **Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217**, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutions may lawfully do by virtue hereof, and revokes all former proxies.

See reverse for voting instructions.

113833

STRATTEC SECURITY CORPORATION ANNUAL MEETING OF SHAREHOLDERS Tuesday, October 11, 2011 8:00a .m. CentralT ime RadissonH otel 7065 North Port Washington Road Milw aukee,W I 53217 ProxyS tatement for the 2011 Annual Meeting of Shareholders to be Held on October 11,2 011 Im portant NoticeR egarding the Availabilit y of Proxy Materia ls fort he 2011 Annual Meetin g of Shareholders to be held on October 11, 2011: This Proxy Statement and the Accompanying Annual Report are Avail able at www.strattec.com STRATTEC SECURITY CORPORATION 3333 West Good Hope Road Mil waukee, WI5 3209 proxy STRATTECS ECURIT Y CORPORATION THIS PROXYI S SOLIC ITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoin ts Harold M. Stratton II and Patrick J. Hansen, or either one of th em, with full power of substituti on and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Sharehold ers of STRATTEC SECURITY CORPORATION to beh eld on October 11, 2011a t 8:0 0 a.m. Central Time, at the Radisson Hotel, 7065 North Port Washington Road, Milw aukee, Wisconsin 53217, and at any adjournment thereof, there to v ote alls hares of Common Stock whic h the undersigned would be entitled to vote if p ersonal y present as specifi ed upon the fol owing matters and in their discretion upon such other matters as may properly come before th e meeting. The undersigned hereby acknowle dges receipt of the Noti ce of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutions may lawfully do by virtue hereof, and revokes al former proxies. Pleases igne xactly as yourn ame appears hereon, date and return this Proxy. UNLESSO THERWISE SPECIFIED, THIS PROXY WILLB E VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS, AND TO APPROVE THE NON-BINDING PROPOSAL ON EXECUTIVE COMPENSATION AND TO APPROVE EVERY “2 YEARS” FOR THEN ON-BINDING ADVISORY PROPOSAL ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WIT H THE BEST JUDGEMENT OF THE PROXIESA PPOINTED. Seer everse for votingi nstructi ons.